EXHIBIT 10iv

PERSONAL and CONFIDENTIAL

[Date]

[First Name] [Last Name]

[Title]

Dear [First Name]

I am pleased to inform you that you have been awarded [Number of Shares] Restricted Stock Units.   This is a special one-time incentive approved by the Board of Directors for the Executive Leadership team, based on your leadership to date and our hopes and aspirations for the future.  Continued strong financial performance will also hopefully generate meaningful gains in the value of this award in the years ahead - we all have a vested interest in making this even more valuable!

The Restricted Stock Units will vest as follows:

	% Vested	No. of Shares
First anniversary of the date of grant	16.67%	[Yr1]
Second anniversary of the date of grant	33.33%	[Yr2]
Third anniversary of the date of grant	50%	[Yr3]

This award is subject to the enclosed Terms and Conditions and the provisions of the Company's 2006 Long-Term Incentive Plan.  You should retain this letter and the enclosed Terms and Conditions as evidence of the Restricted Stock Units awarded to you.

Also enclosed is a memorandum that provides certain information about Restricted Stock Units awarded to you under the 2006 Long-Term Incentive Plan.

We continue to be excited about Stryker's prospects and I am confident that your efforts - along with the rest of the XLT - will play a big part in helping us achieve our goal of becoming one of the best companies on the planet.

Sincerely,

/s/ Stephen P. MacMillan

Stephen P. MacMillan

President and Chief Executive Officer

SPM/se

Enclosures

STRYKER CORPORATION

U.S. TERMS AND CONDITIONS

RELATING TO RESTRICTED STOCK UNITS GRANTED

PURSUANT TO THE 2006 LONG-TERM INCENTIVE PLAN

ON [Date]

1.         The Restricted Stock Units with respect to Common Stock of Stryker Corporation (the "Company") granted to you on [Date] are subject to all of the terms and conditions of the Company's 2006 Long-Term Incentive Plan, as amended (the "Plan"), which are incorporated herein by reference.  In the case of a conflict between these Terms and Conditions and the terms of the Plan, the provisions of the Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the Plan.

            2.         Your right to receive the shares of Common Stock issuable pursuant to the Restricted Stock Units upon vesting shall be only as follows:

(a)         If you cease to be an Employee of the Company or a Subsidiary by reason of Disability or death, you or your estate will become fully vested in your Restricted Stock Units, and you or your estate will receive all of the underlying Shares as soon as administratively practicable following your termination by reason of Disability or your death.

            (b)        If you cease to be an Employee of the Company or a Subsidiary for any reason other than those provided in (a) above or if your role and/or  responsibilities with the Company or a Subsidiary are decreased significantly for any reason from those assigned to you on the date of grant of the Restricted Stock Units, you or your estate (in the event of your death after such termination) shall cease vesting in your Restricted Stock Units effective as of your Termination Date or the date that your role and/or responsibilities are decreased significantly, as applicable, and you will receive the underlying Shares attributable to any previously vested Restricted Stock Units as soon as administratively practicable following your termination.

3.         The number of Shares subject to the Restricted Stock Units shall be subject to adjustment and the vesting dates hereof may be accelerated as follows:

(a)        In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the Restricted Stock Units the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled.  The other terms of the Restricted Stock Units shall also be appropriately amended as may be necessary to reflect the foregoing events.  In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Common Stock shall have been exchanged, then if the Compensation Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the Restricted Stock Units, such adjustment shall be made in accordance with such determination.

(b)        Fractional Shares resulting from any adjustment in the Restricted Stock Units may be settled in cash or otherwise as the Compensation Committee shall determine.  Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c)        The Compensation Committee shall have the power, in the event of any disposition of substantially all of the assets of the Company, its dissolution or of any merger or consolidation of the Company with or into any other corporation, to amend the Restricted Stock Units to permit the immediate vesting of the Restricted Stock Units and distribution of the underlying Shares prior to the effectiveness of any such transaction.

4.         In order to provide for the payment of income taxes, social insurance contributions and any other amounts payable to a governmental and/or regulatory body in your country ("Taxes") required to be withheld under the applicable laws or other regulations, the Company will withhold from the Shares to be issued upon vesting of the Restricted Stock Units a number of Shares having an aggregate Fair Market Value that would satisfy the withholding amount; provided, in no event may the number of Shares withheld exceed the applicable statutory minimum withholding rate (if any).  Notwithstanding anything to the contrary in these Terms and Conditions, the Company reserves the right to modify the methods applicable to the withholding of Taxes or mandate the use of a particular method of withholding that it deems acceptable and as may be permitted in accordance with local law.

            The Restricted Stock Units are intended to be exempt from the requirements of Code Section 409A. The Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Restricted Stock Units are subject to Code Section 409A and fail to comply with the requirements of that Section, the Company may, at the Company's sole discretion, and without your consent, amend these Terms and Conditions to cause the Restricted Stock Units to comply with Code Section 409A or be exempt from Code Section 409A.

5.         If you were required to sign the "Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement" or a similar agreement in order to receive the Restricted Stock Units or have previously signed such an agreement  and you breach any non-competition, nonsolicitation or nondisclosure provision or provision as to ownership of inventions contained therein at any time while employed by the Company or a subsidiary or during the one-year period following termination of employment, any unvested portion of the Restricted Stock Units shall be rescinded and you shall return to the Company all Shares that were acquired upon vesting of the Restricted Stock Units that you have not disposed of. Further, you shall pay to the Company an amount equal to the profit realized by you on all Shares that were acquired upon vesting of the Restricted Stock Units that you have disposed of.

6.         The Restricted Stock Units shall be transferable only by will or the laws of descent and distribution.  If you shall purport to make any transfer of the Restricted Stock Units, except as aforesaid, the Restricted Stock Units and all rights thereunder shall terminate immediately.

7.         The Restricted Stock Units shall not be vested in whole or in part, and the Company shall not be obligated to issue any Shares subject to the Restricted Stock Units, if such issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other federal or state statutes having similar requirements), as it may be in effect at the time.  The Restricted Stock Units are subject to the further requirement that, if at any time the Board of Directors of the Company shall determine in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares under the Restricted Stock Units, the Restricted Stock Units may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

8.         The grant of the Restricted Stock Units shall not confer upon you any right to continue in the employ of the Company or any of its Subsidiaries nor limit in any way the right of the Company or its Subsidiaries to terminate your employment at any time.  You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the vesting of the Restricted Stock Units until the date of issuance of a stock certificate for such Shares.

9.         You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Restricted Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of restricted stock units or any other Award under the Plan or other benefits in lieu thereof in the future.  Future Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and vesting provisions.  Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your employer.

10.       Your participation in the Plan is voluntary.  The value of any grant under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any).  Any grant under the Plan, including the grant of the Restricted Stock Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

11.       These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

            12.       All questions concerning the construction, validity and interpretation of the Restricted Stock Units and the Plan shall be governed and construed according to the laws of the State of Michigan, without regard to the application of the conflicts of laws provisions thereof.  Any disputes regarding the Restricted Stock Units or the Plan shall be brought only in the state or federal courts of the State of Michigan.